MidSouth Bancorp, Inc. Announces CFO Departure

Thursday December 4, 2008

LAFAYETTE, La., December 4, 2008 – MidSouth Bancorp, Inc. (NYSE Alternext: MSL) announces that J. Eustis Corrigan, Jr., Chief Financial Officer of MidSouth Bancorp, Inc. and MidSouth Bank, N.A., has resigned effective January 15, 2009.  Corrigan has served as CFO of both entities since June 2006. He will remain available in an advisory capacity through a date yet to be determined.

Corrigan is returning to public accounting as a director with Postlethwaite & Netterville and will serve as Managing Partner for the Lafayette market.  Headquartered in Baton Rouge, the 300-person firm serves privately held and public companies, governmental entities, and individuals throughout Louisiana and the U.S. from its ten office locations. P&N is a top 100 U. S. accounting firm and is the largest firm based in the state of Louisiana.

Teri Stelly, Senior Vice President, Principal Accounting Officer, and Controller, is expected to be named Interim Principal Financial Officer of both MidSouth Bancorp, Inc. and MidSouth Bank, N.A., effective January 15, 2009.

Rusty Cloutier, President & CEO said, “Eustis has been an essential part of the executive management team since he came on board and his leadership, integrity and focus on quality financial reporting and disclosure have become a cornerstone of our company. We will miss his input and guidance but know that we are in good hands with Teri Stelly and our experienced accounting staff.”

Corrigan said, “I have been privileged to work with an outstanding workforce and will miss the many friends, co-workers and associates who have been an integral part of my professional career with MidSouth. Rusty has a team of exceptional bankers and support personnel who have what it takes to insure the long term success of MidSouth Bancorp.  The Company has great momentum at this time.”

About MidSouth Bancorp

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana.  Through its wholly owned subsidiary, MidSouth Bank, N.A., the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas through its network of 35 locations and more than 170 ATMs.  The group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, small, and middle market businesses.

The south Louisiana region has 27 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (3), New Iberia (3), Lake Charles (2), Sulphur, Jeanerette, Jennings, Thibodaux, Cutoff, Opelousas, Breaux Bridge, Cecilia, Morgan City, and Houma. A new full-service banking facility opened in late April 2008 in the Baton Rouge market.

The southeast region of Texas currently has 1 loan production office in Conroe and 7 full-service banking facilities, which are located in Beaumont (3), Conroe, Houston, Vidor, and College Station.

The Company merged its two wholly owned banking subsidiaries, MidSouth Bank, N.A. (Louisiana) and MidSouth Bank Texas, N.A. into MidSouth Bank, N.A., at the end of the first quarter of 2008.  MidSouth Bancorp’s common stock is traded on the NYSE Alternext Exchange under the symbol MSL.

Forward Looking Statements

The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results differ from management expectations.  This press release reflects management’s current views and estimates of future economic circumstances, industry conditions, MidSouth’s performance and financial results.  A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.  These factors include, but are not limited to, factors identified in Management’s Discussion and Analysis under the caption “Forward Looking Statements” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.